Gregory, Sharer & Stuart, P.A.

Richard H. Caton, CPA
M. Timothy Farrell, CPA
Thomas H. Gregory, CPA
Robert L. Ingham, CPA
Troy Kimbrough, CPA
James G. Newman, CPA
Paula D. Popovich, CPA
Larry W. Sharer, CPA
Byron C. Smith, CPA
Charles L. Stuart, CPA
Richard G. Ulrich, CPA
Carlos R. Vila, CPA

January 19, 2011

United States Securities and Exchange Commission
Washington, D.C. 20549

Re: Futureworld Energy, Inc. (formerly Hathaway Corporation)
CIK 0001273988

We have read the comments in Form 8-K, Item 4.01, Changes in Registrants Certifying Accountant, dated January 12, 2011, and agree with the statements contained therein concerning our Firm.

Gregory, Sharer & Stuart, P.A.

Richard H. Caton, CPA
Shareholder

CERTIFIED PUBLIC ACCOUNTANTS AND BUSINESS CONSULTANTS
100 Second Avenue South • Suite 600 • St. Petersburg, Florida 33701-4336
727/821-6161 | FAX 727/822-4573
www.gsscpa.com